Exhibit 99.1
FOR IMMEDIATE RELEASE
Life Time Reports Second Quarter 2025 Financial Results
•Total revenue of $761.5 million increased 14.0% over the prior year quarter
•Net income of $72.1 million increased 36.6% over the prior year quarter
•Diluted EPS of $0.32 increased 23.1% over the prior year quarter
•Adjusted net income of $84.1 million increased 60.5% over the prior year quarter
•Adjusted EBITDA of $211.0 million increased 21.6% over the prior year quarter
•Adjusted diluted EPS of $0.37 increased 48.0% over the prior year quarter
•Achieved positive free cash flow for the fifth consecutive quarter
•Reduced net debt leverage ratio to 1.8 times
•Raised 2025 outlook
CHANHASSEN, Minn. (August 5, 2025) – Life Time Group Holdings, Inc. (“Life Time,” “we,” “our,” “us,” or the “Company”) (NYSE: LTH) today announced its financial results for the fiscal second quarter ended June 30, 2025.
Bahram Akradi, Founder, Chairman and CEO, stated: “We are pleased with our second quarter results and the momentum we are seeing in our business. Total visits, visits per membership, and retention continued to achieve all-time highs. Our business performance, combined with the strength of our balance sheet and cash flow, positions us well to continue to grow, including modestly accelerated new club growth in 2026 from our robust club development pipeline.”
Financial Summary

	Three Months Ended			Six Months Ended
($ in millions, except for Average center revenue per center membership data)	June 30,			June 30,
	2025	2024	Percent Change	2025	2024	Percent Change
Total revenue	$761.5	$667.8	14.0%	$1,467.5	$1,264.5	16.1%
Center operations expenses	$403.9	$355.5	13.6%	$774.9	$677.4	14.4%
Rent	$83.2	$74.9	11.1%	$164.4	$147.2	11.7%
General, administrative and marketing expenses (1)	$61.7	$53.2	16.0%	$119.5	$102.1	17.0%
Net income	$72.1	$52.8	36.6%	$148.2	$77.7	90.7%
Adjusted net income	$84.1	$52.4	60.5%	$172.4	$83.4	106.7%
Adjusted EBITDA	$211.0	$173.5	21.6%	$402.6	$319.5	26.0%
Comparable center revenue (2)	11.2%	12.0%		12.0%	11.6%
Center memberships, end of period	849,643	832,636	2.0%	849,643	832,636	2.0%
Average center revenue per center membership	$888	$794	11.8%	$1,733	$1,541	12.5%
(1)    The three months ended June 30, 2025 and 2024 included non-cash share-based compensation expense of $14.2 million and $9.7 million, respectively. The six months ended June 30, 2025 and 2024 included non-cash share-based compensation expense of $24.5 million and $16.8 million, respectively.
(2)    The Company includes a center, for comparable center revenue purposes, beginning on the first day of the 13th full calendar month of the center’s operation, in order to assess the center’s growth rate after one year of operation.
Second Quarter 2025 Information
•Revenue increased 14.0% to $761.5 million due to continued strong growth in membership dues and in-center revenue, driven by an increase in average dues, membership growth in our new and ramping centers, and higher member utilization of our in-center offerings, particularly in Dynamic Personal Training.
•Center memberships of 849,643 increased by 17,007, or 2.0%, when compared to June 30, 2024, and increased by 23,269, or 2.8%, from March 31, 2025, which sequential growth was due in part to typical seasonality.
•Total subscriptions, which include center memberships and on-hold memberships, of 898,850 increased 2.3% compared to June 30, 2024.

•Center operations expenses increased 13.6% to $403.9 million primarily due to operating costs related to our new and ramping centers, additional center operating expenses related to increased club utilization in our mature centers, as well as costs to support in-center business revenue growth.
•General, administrative and marketing expenses increased 16.0% to $61.7 million primarily due to the timing of share-based compensation and benefit-related expenses, increases in center support overhead to enhance and broaden our member services and experiences, information technology costs, and costs attributable to the secondary offering of common stock completed in June 2025.
•Net income increased 36.6% to $72.1 million primarily due to improved business performance and tax-effected net cash proceeds of $9.3 million received from employee retention credits under the CARES Act, partially offset by a tax-effected net loss of $9.0 million on a sale-leaseback transaction. Net income in the prior year period included tax-effected net benefits of $6.0 million from a net gain on sale-leaseback transactions and $3.4 million from a gain on the sale of land.
•Adjusted net income increased 60.5% to $84.1 million and Adjusted EBITDA increased 21.6% to $211.0 million as we experienced greater flow through of our increased revenue and benefited from the structural improvements to our business that have improved our margins.
Six-Month 2025 Information
•Revenue increased 16.1% to $1,467.5 million due to continued strong growth in membership dues and in-center revenue, driven by an increase in average dues, membership growth in our new and ramping centers, and higher member utilization of our in-center offerings, particularly in Dynamic Personal Training.
•Center operations expenses increased 14.4% to $774.9 million primarily due to operating costs related to our new and ramping centers, additional center operating expenses related to increased club utilization in our mature centers, as well as costs to support in-center business revenue growth.
•General, administrative and marketing expenses increased 17.0% to $119.5 million primarily due to the timing of share-based compensation and benefit-related expenses, increases in center support overhead to enhance and broaden our member services and experiences, information technology costs, and costs attributable to the secondary offerings of common stock completed in February and June 2025.
•Net income increased 90.7% to $148.2 million primarily due to improved business performance, a $15.0 million tax benefit as a result of an excess tax deduction associated with stock option exercises, and the tax-effected net cash proceeds of $10.5 million received from employee retention credits under the CARES Act, partially offset by a tax-effected net loss of $10.2 million on a sale-leaseback transaction. Net income in the prior year period included tax-effected net benefits of $5.8 million from a net gain on sale-leaseback transactions and $3.3 million from a gain on the sale of land.
•Adjusted net income increased 106.7% to $172.4 million and Adjusted EBITDA increased 26.0% to $402.6 million as we experienced greater flow through of our increased revenue and benefited from the structural improvements to our business that have improved our margins.
New Center Openings
•We opened four new centers during the second quarter of 2025.
•As of June 30, 2025, we operated a total of 184 centers.
Cash Flow Highlights
•Net cash provided by operating activities for the six months ended June 30, 2025 was $379.6 million, an increase of 45.5% compared to the prior year period.
•We achieved positive free cash flow of $112.5 million for the second quarter of 2025, including $138.8 million of net proceeds from a sale-leaseback transaction of three properties. We achieved positive free cash flow of $153.8 million for the six months ended June 30, 2025.
•Our capital expenditures by type of expenditure were as follows:

	Three Months Ended			Six Months Ended
($ in millions)	June 30,			June 30,
	2025	2024	Percent Change	2025	2024	Percent Change
Growth capital expenditures (1)	$167.0	$108.6	53.8%	$260.5	$213.5	22.0%
Maintenance capital expenditures (2)	$35.9	$27.3	31.5%	$65.4	$48.4	35.1%
Modernization and technology capital expenditures (3)	$19.1	$8.4	127.4%	$38.7	$39.2	(1.3)%
Total capital expenditures	$222.0	$144.3	53.8%	$364.6	$301.1	21.1%

(1)    Consist of new center land and construction, initial major remodels of acquired centers, major remodels of existing centers that expand existing square footage, asset acquisitions including the purchase of previously leased centers and other growth initiatives.
(2)    Consist of general maintenance of existing centers.
(3)    Consist of modernization of existing centers and technology.
Liquidity and Capital Resources
•Our net debt leverage ratio improved to 1.8 times as of June 30, 2025, from 3.0 times as of June 30, 2024.
•As of June 30, 2025, our total available liquidity was $794.0 million, which included $618.5 million of availability on our $650.0 million revolving credit facility and $175.5 million of cash and cash equivalents. At June 30, 2025, there were no outstanding borrowings under our revolving credit facility and there were $31.5 million of outstanding letters of credit. Our $175.5 million of cash and cash equivalents is higher than historical levels due to the sale-leaseback transaction completed shortly before the end of the quarter. We expect to use this cash to fund our growth initiatives.
•Effective April 8, 2025, we entered into interest rate swap agreements for our entire term loan facility notional amount of $997.5 million, which converted the variable interest rate of our term loan facility to a fixed interest rate of 3.409%, plus the applicable margin that was reduced 0.25% to 2.25% effective June 19, 2025.
•On June 18, 2025, S&P Global Ratings upgraded the Company’s issuer credit rating to ‘BB-’ from ‘B+’. As a result, our term loan facility margin improved by 25 basis points as described immediately above and our revolving credit facility improved by 25 basis points to Secured Overnight Financing Rate (SOFR) plus 2.00%, or the Base Rate plus 1.00%.
2025 Outlook
Full-Year 2025 Guidance

			Percent	Year Ending
	Year Ending	Year Ended	Change	December 31, 2025
	December 31, 2025	December 31, 2024	(Using	(Guidance as of
($ in millions)	(Guidance)	(Actual)	Midpoints)	May 8, 2025)
Revenue	$2,955 – $2,985	$2,621.0	13.3%	$2,940 – $2,980
Net Income	$290 – $293	$156.2	86.6%	$286 – $293
Adjusted EBITDA	$805 – $815	$676.8	19.7%	$792 – $808
Rent	$337 – $343	$304.9	11.5%	$337 – $347
The Company is also reiterating or updating the following operational and financial guidance for full-year fiscal 2025:
•Open 10 new centers.
•Manage our net debt leverage ratio to remain at or below 2.00 times.
•Comparable center revenue growth of 9.5% to 10.0%, increased from our previous expectations of 8.5% to 9.5%.
•Adjusted EBITDA growth driven primarily by dues revenue growth and expanded operating leverage.
•Rent to include non-cash rent expense of $34 million to $37 million, decreased from our previous expectations of $35 million to $38 million.
•Interest expense, net of interest income and capitalized interest, of approximately $80 million to $84 million.
•Provision for income tax rate estimate of 24%, increased from our previous expectations of 23%.
•Cash income tax expense of $25 million to $27 million, which compares to our previous expectation of $39 million to $41 million and reflects tax benefits of the One Big Beautiful Bill Act.
•Depreciation and amortization expense of $288 million to $294 million, tightened from our previous expectation of $286 million to $294 million.
•Complete $100 million in additional sale-leaseback transactions in the second half of the year, resulting in total gross proceeds of approximately $250 million for the year.
Conference Call Details
A conference call to discuss our second quarter financial results is scheduled for today:
•Date: Tuesday, August 5, 2025
•Time: 10:00 a.m. ET (9:00 a.m. CT)
•U.S. dial-in number: 1-877-451-6152
•International dial-in number: 1-201-389-0879
•Webcast: LTH 2Q 2025 Earnings Call
•A link to the live audio webcast of the conference call will be available at https://ir.lifetime.life.

Replay Information
Webcast – A recorded replay of the webcast will be available within approximately three hours of the call’s conclusion and may be accessed at: https://ir.lifetime.life.
Conference Call – A replay of the conference call will be available after 1:00 p.m. ET the same day through August 19, 2025:
•U.S. replay number: 1-844-512-2921
•International replay number: 1-412-317-6671
•Replay ID: 1375 4608
# # #
About Life Time
Life Time (NYSE: LTH) empowers people to live healthy, happy lives through its portfolio of more than 180 athletic country clubs across the United States and Canada, the complimentary, comprehensive Life Time app and nearly 30 of the most iconic athletic events in the country. The health and wellness pioneer uniquely serves people 90 days to 90+ years old through its healthy living, healthy aging, healthy entertainment communities and ecosystem, along with a range of healthy way of life programs and information, and highly trusted LTH nutritional supplements and products. Life Time was recently certified as a Great Place to Work®, reinforcing its commitment to fostering an exceptional workplace culture on behalf of its more than 49,000 dedicated team members.
Use of Non-GAAP Financial Measures and Key Performance Indicators
This press release includes certain financial measures that are not presented in accordance with GAAP, including Adjusted net income, Adjusted net income per common share, Adjusted EBITDA, free cash flow and net debt and ratios and calculations with respect thereto. These non-GAAP financial measures are not based on any comprehensive set of accounting rules or principles and should be considered in addition to, and not as a substitute for or superior to, net income, net income per common share, net cash provided by operating activities or total debt (defined as long-term debt, net of current portion, plus current maturities of debt) as a measure of financial performance or liquidity or any other performance measure derived in accordance with GAAP, and should not be construed as an inference that the Company’s future results will be unaffected by unusual or non-recurring items. In addition, these non-GAAP financial measures should be read in conjunction with the Company’s financial statements prepared in accordance with GAAP. The reconciliations of the Company’s non-GAAP financial measures to the corresponding GAAP measures should be carefully evaluated.
Adjusted net income is defined as net income excluding the impact of share-based compensation expense as well as (gain) loss on sale-leaseback transactions, capital transaction costs, legal settlements, asset impairment, severance and other items that are not indicative of our ongoing operations, less the tax effect of these adjustments. Adjusted EBITDA is defined as net income before interest expense, net, provision for income taxes and depreciation and amortization, excluding the impact of share-based compensation expense as well as (gain) loss on sale-leaseback transactions, capital transaction costs, legal settlements, asset impairment, severance and other items that are not indicative of the Company’s ongoing operations. Free cash flow is defined as net cash provided by operating activities less capital expenditures, net of construction reimbursements, plus net proceeds from sale-leaseback transactions and land sales. Net debt is defined as long-term debt, net of current portion, plus current maturities of debt, excluding fair value adjustments, unamortized debt discounts and issuance costs, minus cash and cash equivalents. Net debt is as of the last day of the respective quarter or year. Our net debt leverage ratio is calculated as our net debt divided by our trailing twelve months of Adjusted EBITDA.
The Company presents these non-GAAP financial measures because management believes that these measures assist investors and analysts in comparing the Company’s operating performance across reporting periods on a consistent basis by excluding items that management does not believe are indicative of the Company’s ongoing operating performance, and management believes that free cash flow assists investors and analysts in evaluating our liquidity and cash flows, including our ability to make principal payments on our indebtedness and to fund our capital expenditures and working capital requirements. Investors are encouraged to evaluate these adjustments and the reasons the Company considers them appropriate for supplemental analysis. In evaluating the non-GAAP financial measures, investors should be aware that, in the future, the Company may incur expenses that are the same as or similar to some of the adjustments in the Company’s presentation of its non-GAAP financial measures. There can be no assurance that the Company will not modify the presentation of non-GAAP financial measures in future periods, and any such modification may be material. In addition, the Company’s non-GAAP financial measures may not be comparable to similarly titled measures used by other companies in the Company’s industry or across different industries.
The non-GAAP financial measures have limitations as analytical tools, and investors should not consider these measures in isolation or as substitutes for analysis of the Company’s results as reported under GAAP.

Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of federal securities regulations. Forward-looking statements in this press release include, but are not limited to, the Company’s plans, strategies and prospects, both business and financial, including its financial outlook for fiscal year 2025, growth, business initiatives, cost efficiencies and margin expansion, capital expenditures and free cash flow, improvements to its balance sheet, net debt and leverage, interest expense, consumer demand, industry and economic trends, tax rates and expense, rent expense, expected number and timing of new center openings and successful signings and closings of center takeovers and sale-leaseback transactions (including the amount, pricing and timing thereof). These statements are based on the beliefs and assumptions of the Company’s management. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Generally, statements that are not historical facts, including statements concerning the Company’s possible or assumed future actions, business strategies, events or results of operations, are forward-looking statements. These statements may be preceded by, followed by or include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or similar expressions. In addition, any statements or information that refer to expectations, beliefs, plans, projections, objectives, performance or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking.
Factors that could cause actual results to differ materially from those forward-looking statements included in this press release include, but are not limited to, risks relating to our business operations and competitive and economic environment, risks relating to our brand, risks relating to the growth of our business, risks relating to our technological operations, risks relating to our capital structure and lease obligations, risks relating to our human capital, risks relating to legal compliance and risk management and risks relating to ownership of our common stock and the other important factors discussed under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the Securities and Exchange Commission (the “SEC”) on February 27, 2025 (File No. 001-40887), as such factors may be updated from time to time in the Company’s other filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. These and other important factors could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any forward-looking statement that the Company makes in this press release speaks only as of the date of such statement. Except as required by law, the Company does not have any obligation to update or revise, or to publicly announce any update or revision to, any of the forward-looking statements, whether as a result of new information, future events or otherwise.
Contacts:
Investors
Ken Cooper, Investor Relations // kcooper2@lt.life or 952-406-2322
Connor Wienberg, Investor Relations // cwienberg@lt.life or 952-229-7401
Media
Jason Thunstrom, Corporate Communications // jthunstrom@lt.life or 952-229-7435

LIFE TIME GROUP HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Revenue:
Center revenue	$735,865	$645,007	$1,421,519	$1,225,492
Other revenue	25,604	22,754	45,991	38,986
Total revenue	761,469	667,761	1,467,510	1,264,478
Operating expenses:
Center operations	403,925	355,510	774,912	677,410
Rent	83,190	74,947	164,355	147,229
General, administrative and marketing	61,674	53,246	119,521	102,099
Depreciation and amortization	72,988	69,714	143,907	135,617
Other operating expense	31,243	9,588	48,696	25,310
Total operating expenses	653,020	563,005	1,251,391	1,087,665
Income from operations	108,449	104,756	216,119	176,813
Other (expense) income:
Interest expense, net of interest income	(21,784)	(37,669)	(46,891)	(75,072)
Equity in earnings (loss) of affiliates	37	(464)	21	(287)
Other income	12,873	—	12,873	—
Total other expense	(8,874)	(38,133)	(33,997)	(75,359)
Income before income taxes	99,575	66,623	182,122	101,454
Provision for income taxes	27,473	13,818	33,878	23,732
Net income	$72,102	$52,805	$148,244	$77,722

Income per common share:
Basic	$0.33	$0.27	$0.69	$0.39
Diluted	$0.32	$0.26	$0.66	$0.38
Weighted-average common shares outstanding:
Basic	219,286	198,903	215,642	198,200
Diluted	225,511	206,044	224,585	204,851

LIFE TIME GROUP HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)
(Unaudited)

	June 30, 2025	December 31, 2024
ASSETS
Current assets:
Cash and cash equivalents	$175,509	$10,879
Restricted cash and cash equivalents	20,740	16,999
Accounts receivable, net	25,933	25,087
Center operating supplies and inventories	66,164	60,266
Prepaid expenses and other current assets	64,948	52,826
Income tax receivable	14,729	4,918
Total current assets	368,023	170,975
Property and equipment, net	3,323,067	3,193,671
Goodwill	1,235,359	1,235,359
Operating lease right-of-use assets	2,416,320	2,313,311
Intangible assets, net	171,241	171,643
Other assets	86,197	67,578
Total assets	$7,600,207	$7,152,537
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$90,380	$87,810
Construction accounts payable	121,509	101,551
Deferred revenue	60,861	58,252
Accrued expenses and other current liabilities	197,660	179,444
Current maturities of debt	22,873	22,584
Current maturities of operating lease liabilities	75,375	70,462
Total current liabilities	568,658	520,103
Long-term debt, net of current portion	1,493,038	1,513,157
Operating lease liabilities, net of current portion	2,494,655	2,381,094
Deferred income taxes, net	105,363	85,255
Other liabilities	69,250	42,578
Total liabilities	4,730,964	4,542,187
Stockholders’ equity:
Common stock, $0.01 par value per share; 500,000 shares authorized; 219,902 and 207,495 shares issued and outstanding, respectively	2,199	2,075
Additional paid-in capital	3,148,712	3,041,645
Accumulated deficit	(272,329)	(420,573)
Accumulated other comprehensive loss	(9,339)	(12,797)
Total stockholders’ equity	2,869,243	2,610,350
Total liabilities and stockholders’ equity	$7,600,207	$7,152,537

LIFE TIME GROUP HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Six Months Ended June 30,
	2025	2024
Cash flows from operating activities:
Net income	$148,244	$77,722
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	143,907	135,617
Deferred income taxes	19,493	12,505
Share-based compensation	28,288	18,698
Non-cash rent expense	13,063	13,650
Impairment charges associated with long-lived assets	1,177	1,420
Loss (gain) on disposal of property and equipment, net	12,623	(11,067)
Amortization of debt discounts and issuance costs	1,812	4,006
Changes in operating assets and liabilities	12,100	5,642
Other	(1,153)	2,637
Net cash provided by operating activities	379,554	260,830
Cash flows from investing activities:
Capital expenditures	(364,486)	(301,107)
Proceeds from sale-leaseback transactions	138,771	142,671
Proceeds from the sale of land	—	6,328
Other	(4,936)	(2,173)
Net cash used in investing activities	(230,651)	(154,281)
Cash flows from financing activities:
Repayments of debt	(11,164)	(67,647)
Proceeds from revolving credit facility	220,000	670,000
Repayments of revolving credit facility	(230,000)	(695,000)
Repayments of finance lease liabilities	(1,221)	(403)
Proceeds from financing obligations	10,300	4,300
Proceeds from stock option exercises	33,866	1,490
Proceeds from issuances of common stock in connection with the employee stock purchase plan	1,875	1,462
Other	(4,365)	(1,304)
Net cash provided by (used in) financing activities	19,291	(87,102)
Effect of exchange rates on cash and cash equivalents and restricted cash and cash equivalents	177	(55)
Increase in cash and cash equivalents and restricted cash and cash equivalents	168,371	19,392
Cash and cash equivalents and restricted cash and cash equivalents—beginning of period	27,878	29,966
Cash and cash equivalents and restricted cash and cash equivalents—end of period	$196,249	$49,358

Non-GAAP Measurements and Key Performance Indicators
See “Use of Non-GAAP Financial Measures and Key Performance Indicators” for a discussion of the Non-GAAP financial measures reconciled below.
Key Performance Indicators
($ in thousands, except for Average Center revenue per center membership data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
Membership Data
Center memberships	849,643	832,636	849,643	832,636
On-hold memberships	49,207	46,131	49,207	46,131
Total memberships	898,850	878,767	898,850	878,767

Revenue Data
Membership dues and enrollment fees	71.7%	71.7%	72.4%	72.5%
In-center revenue	28.3%	28.3%	27.6%	27.5%
Total Center revenue	100.0%	100.0%	100.0%	100.0%

Membership dues and enrollment fees	$527,309	$462,696	$1,028,962	$888,107
In-center revenue	208,556	182,311	392,557	337,385
Total Center revenue	$735,865	$645,007	$1,421,519	$1,225,492

Average Center revenue per center membership (1)	$888	$794	$1,733	$1,541
Comparable center revenue (2)	11.2%	12.0%	12.0%	11.6%

Center Data
Net new center openings (3)	4	3	5	4
Total centers (end of period) (3)	184	175	184	175
Total center square footage (end of period) (4)	18,000,000	17,200,000	18,000,000	17,200,000

GAAP and Non-GAAP Financial Measures
Net income	$72,102	$52,805	$148,244	$77,722
Net income margin (5)	9.5%	7.9%	10.1%	6.1%
Adjusted net income (6)	$84,144	$52,440	$172,374	$83,376
Adjusted net income margin (6)	11.1%	7.9%	11.7%	6.6%
Adjusted EBITDA (7)	$210,978	$173,545	$402,565	$319,523
Adjusted EBITDA margin (7)	27.7%	26.0%	27.4%	25.3%
Center operations expense	$403,925	$355,510	$774,912	$677,410
Pre-opening expenses (8)	$1,066	$1,202	$2,439	$3,654
Rent	$83,190	$74,947	$164,355	$147,229
Non-cash rent expense (open properties) (9)	$5,739	$5,965	$8,059	$10,645
Non-cash rent expense (properties under development) (9)	$3,921	$1,727	$5,004	$3,005
Net cash provided by operating activities	$195,698	$170,423	$379,554	$260,830
Free cash flow (10)	$112,465	$175,116	$153,839	$108,722
(1)    We define Average Center revenue per center membership as Center revenue less On-hold revenue, divided by the average number of Center memberships for the period, where the average number of Center memberships for the period is an average derived from dividing the sum of the total Center memberships outstanding at the beginning of the period and at the end of each month during the period by one plus the number of months in each period.
(2)    We measure the results of our centers based on how long each center has been open as of the most recent measurement period. We include a center, for comparable center revenue purposes, beginning on the first day of the 13th full calendar month of the center’s operation, in order to assess the center’s growth rate after one year of operation.
(3)    Net new center openings is calculated as the number of centers that opened for the first time to members during the period, less any centers that closed during the period. Total centers (end of period) is the number of centers operational as of the last day of the period. During the three months ended June 30, 2025, we opened four centers.
(4)    Total center square footage (end of period) reflects the aggregate square footage, excluding the areas used for tennis courts, outdoor swimming pools, outdoor play areas and stand-alone Work, Sport and Swim locations. We use this metric for evaluating the efficiencies of a center as of the end of the period. These figures are approximations.
(5)    Net income margin is calculated as net income divided by total revenue.
(6)    We present Adjusted net income as a supplemental measure of our performance. We define Adjusted net income as net income excluding the impact of share-based compensation expense as well as (gain) loss on sale-leaseback transactions, capital transaction costs, legal settlements, asset impairment, severance and other items that are not indicative of our ongoing operations, less the tax effect of these adjustments.
Adjusted net income margin is calculated as Adjusted net income divided by total revenue.
The following table provides a reconciliation of net income and income per common share, the most directly comparable GAAP measures, to Adjusted net income and Adjusted net income per common share:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
($ in thousands)	2025	2024	2025	2024
Net income	$72,102	$52,805	$148,244	$77,722
Share-based compensation expense (a)	16,380	11,071	28,288	18,698
Loss (gain) on sale-leaseback transactions (b)	12,496	(7,558)	12,496	(7,522)
Capital transaction costs (c)	611	—	1,531	—
Employee retention credits (d)	(12,873)	—	(12,873)	—
Other (e)	17	(3,974)	203	(3,796)
Taxes (f)	(4,589)	96	(5,515)	(1,726)
Adjusted net income	$84,144	$52,440	$172,374	$83,376

Income per common share:
Basic	$0.33	$0.27	$0.69	$0.39
Diluted	$0.32	$0.26	$0.66	$0.38
Adjusted income per common share:
Basic	$0.38	$0.26	$0.80	$0.42
Diluted	$0.37	$0.25	$0.77	$0.41
Weighted-average common shares outstanding:
Basic	219,286	198,903	215,642	198,200
Diluted	225,511	206,044	224,585	204,851
(a)    Share-based compensation expense recognized during the three and six months ended June 30, 2025, was associated with stock options, restricted stock units, performance stock units, our employee stock purchase plan (“ESPP”), and liability-classified awards related to our 2025 short-term incentive plan. Share-based compensation expense recognized during the three and six ended June 30, 2024, was associated with stock options, restricted stock units, performance stock units, our ESPP and liability-classified awards related to our 2024 short-term incentive plan.
(b)    We adjust for the impact of gains and losses on the sale-leaseback of our properties as they do not reflect costs associated with our ongoing operations.
(c)    Represents one-time costs related to capital transactions, including debt and equity offerings that are non-recurring in nature.
(d)    Represents refundable payroll tax credits for employee retention under the CARES Act.
(e)    Includes (i) legal-related expenses in pursuit of our claim against Zurich of $0.3 million for the three months ended June 30, 2024, and $0.1 million and $0.5 million for the six months ended June 30, 2025 and 2024, respectively, (ii) gain on sales of land of $4.3 million for the three and six months ended June 30, 2024, and (iii) other immaterial transactions that are unusual or non-recurring in nature of $0.1 million for the six months ended June 30, 2025.

(f)    Represents the estimated tax effect of the total adjustments made to arrive at Adjusted net income using the effective income tax rates for the respective periods.
(7)    We present Adjusted EBITDA as a supplemental measure of our performance. We define Adjusted EBITDA as net income before interest expense, net, provision for income taxes and depreciation and amortization, excluding the impact of share-based compensation expense as well as (gain) loss on sale-leaseback transactions, capital transaction costs, legal settlements, asset impairment, severance and other items that are not indicative of our ongoing operations.
Adjusted EBITDA margin is calculated as Adjusted EBITDA divided by total revenue.
The following table provides a reconciliation of net income, the most directly comparable GAAP measure, to Adjusted EBITDA:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
($ in thousands)	2025	2024	2025	2024
Net income	$72,102	$52,805	$148,244	$77,722
Interest expense, net of interest income	21,784	37,669	46,891	75,072
Provision for income taxes	27,473	13,818	33,878	23,732
Depreciation and amortization	72,988	69,714	143,907	135,617
Share-based compensation expense (a)	16,380	11,071	28,288	18,698
Loss (gain) on sale-leaseback transactions (b)	12,496	(7,558)	12,496	(7,522)
Capital transaction costs (c)	611	—	1,531	—
Employee retention credits (d)	(12,873)	—	(12,873)	—
Other (e)	17	(3,974)	203	(3,796)
Adjusted EBITDA	$210,978	$173,545	$402,565	$319,523
(a) – (e)    See the corresponding footnotes to the table in footnote 6 immediately above.
(8)    Represents non-capital expenditures associated with opening new centers that are incurred prior to the commencement of a new center opening. The number of centers under construction or development, the types of centers and our costs associated with any particular center opening can vary significantly from period to period.
(9)    Reflects the non-cash portion of our annual GAAP operating lease expense that is greater or less than the cash operating lease payments. Non-cash rent expense for our open properties represents non-cash expense associated with properties that were operating at the end of each period presented. Non-cash rent expense for our properties under development represents non-cash expense associated with properties that are still under development at the end of each period presented.
(10)    Free cash flow, a non-GAAP financial measure, is calculated as net cash provided by operating activities less capital expenditures, net of construction reimbursements, plus net proceeds from sale-leaseback transactions and land sales.
The following table provides a reconciliation from net cash provided by operating activities to free cash flow:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
($ in thousands)	2025	2024	2025	2024
Net cash provided by operating activities	$195,698	$170,423	$379,554	$260,830
Capital expenditures, net of construction reimbursements	(222,004)	(144,306)	(364,486)	(301,107)
Proceeds from sale-leaseback transactions	138,771	142,671	138,771	142,671
Proceeds from land sales	—	6,328	—	6,328
Free cash flow	$112,465	$175,116	$153,839	$108,722

Reconciliation of Net Income to Adjusted EBITDA Trailing Twelve Months
($ in thousands)
(Unaudited)

	Twelve	Twelve
	Months Ended	Months Ended
	June 30, 2025	June 30, 2024
Net income	$226,762	$109,321
Interest expense, net of interest income	119,914	142,695
Provision for income taxes	62,674	30,074
Depreciation and amortization	282,971	263,565
Share-based compensation expense	60,625	46,670
Loss on sale-leaseback transactions	17,400	5,307
Capital transaction costs	1,531	—
Asset impairments	—	5,340
Employee retention credits	(12,873)	—
Other	819	(2,761)
Adjusted EBITDA	$759,823	$600,211
Reconciliation of Net Debt and Leverage Calculation
($ in thousands)
(Unaudited)

	Twelve	Twelve
	Months Ended	Months Ended
	June 30, 2025	June 30, 2024
Current maturities of debt	$22,873	$12,755
Long-term debt, net of current portion	1,493,038	1,830,241
Total Debt	$1,515,911	$1,842,996
Less: Fair value adjustment	207	362
Less: Unamortized debt discounts and issuance costs	(18,445)	(11,661)
Less: Cash and cash equivalents	175,509	34,527
Net Debt	$1,358,640	$1,819,768
Trailing twelve-month Adjusted EBITDA	759,823	600,211
Net Debt Leverage Ratio	1.8x	3.0x
Reconciliation of Net Income to Adjusted EBITDA Guidance for the Year Ending 2025
($ in millions)
(Unaudited)

Year Ending
December 31, 2025
Net income	$290 – $293
Interest expense, net of interest income	84 – 80
Provision for income taxes	92 – 93
Depreciation and amortization	288 – 294
Share-based compensation expense	51 – 55
Loss on sale-leaseback transactions	13 – 13
Other	(13) – (13)
Adjusted EBITDA	$805 – $815